Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Cyngn Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	(1)	Other	5,274,003	$2.35	$12,393,907.05	0.0001381	$1,711.60

Total Offering Amounts:						$12,393,907.05		1,711.60
Total Fee Offsets:								0.00
Net Fee Due:								$1,711.60

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

Represents shares of common stock reserved for future issuance under the Company’s Equity Incentive Plan, as amended.

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of common stock as reported on the Nasdaq Capital Market on January 27, 2026, as reported on the Nasdaq Capital Market